Exhibit 10.34

September 10, 2010

Mark Weinswig

Dear Mark:

It is a pleasure to extend this offer to join EMCORE as the Chief Financial Officer at our Corporate Headquarters in Albuquerque, NM, reporting to the Chief Executive Officer, Dr. Hong Hou. Your estimated start date will be Monday, October 11, 2010. Your bi-weekly salary will be $10,000.00, which when annualized is equivalent to $260,000.00.

Relocation. The offer will provide relocation from Bay Area, California to Albuquerque, New Mexico. To ensure a smooth transition and provide guidance through every aspect of your move, EMCORE has teamed with Primacy Relocation, LLC as our third party relocation partner. We believe that Primacy's relocation team offers excellent service when it comes to managing the details of your move, anticipating relocation challenges and recognizing that you and your family may have special relocation needs.

A Primacy Relocation Consultant will serve as your personal resource throughout the relocation process. You can expect to be contacted by your Primacy Relocation Consultant a few days after submitting your Repayment Agreement to Human Resources. As your point person, this individual will be reachable 24 hours a day in the event that you have an urgent need.

Bonus Plan. You will be eligible to participate in the FY 2011 EMCORE Bonus Plan. Your bonus target of 35% is based upon Company-wide performance parameters, division performance, as well as individual performance, as determined by EMCORE. Additionally, you must be an employee in good standing on the date EMCORE pays the bonus under the Plan in order to qualify for the bonus.

Stock Option Grant. Upon Board Ratification of the 2010 Equity Incentive Plan documents and full implementation of the Company's 2010 Equity Incentive Plan, we will recommend to the Board of Directors that you be granted 300,000 stock options under an Incentive Stock Option Agreement, which will entitle you to purchase EMCORE stock. Upon approval by the Board of Directors, the options will be priced at the fair market value (as defined in the EMCORE Corporation 2010 Equity Incentive Plan). Shortly after Board Approval, you will also receive your formal Incentive Stock Option Agreement (the "Agreement"). Your stock options vest over five years with the first options vesting on the one-year anniversary of the grant date and equal amounts thereafter on each anniversary. The terms of your options, including terms of exercise and expiration, are governed by the EMCORE Corporation 2010 Equity Incentive Plan (the "Plan") and the Agreement. Copies of the Plan and prospectus you be forwarded to you with the Agreement. The general description above is qualified in all respects by the terms of the Plan and Agreement. If you have any questions about our stock option program, please contact me.

Employee Benefits. EMCORE offers employees and their eligible dependants group medical, dental and vision insurance benefits, which will be effective the first day of the month following your hire date. The premium cost for these benefits is shared by the employees and EMCORE. For additional information concerning Group Health and other coverage under the EMCORE Benefit Plan, please refer to the Benefit Fact Sheet included in your offer material.

Paid Time Off and Holidays. EMCORE does not limit PTO for its executives. EMCORE observes ten (10) paid holidays per calendar year. Nine (9) of the Company observed holidays are the same each year with one (1) "floating" holiday that is determined by the Company annually.

Orientation. On your first day beginning at 8:00am, you will participate in EMCORE's New Employee Orientation. Please bring appropriate documentation for the completion of your new hire forms, including proof that you are eligible to work in the United States.

At-Will Employment. This offer should not be construed as a guarantee of employment for any specific duration. All employees of EMCORE are employed on an at-will basis. Furthermore, both parties agree that continued employment is contingent upon the employee's receipt of a satisfactory performance evaluation, which will be conducted by the manager at the end of 90 days. If, after 90 days of employment, your performance is rated as "below expectations" your employment with EMCORE will be terminated.

This offer is contingent upon your satisfactory completion of all facets of EMCORE's employment process, including a pre-employment physical, drug screening, background check, and your acknowledgement that there are no legal restrictions to your employment at EMCORE.

Additionally, the offer is also contingent upon your signing EMCORE's Confidentiality and Invention Assignment Agreement as well our Code of Business and Ethics Policy, which are enclosed for your review. Please bring both signed documents to EMCORE on your first day of work.

1 would appreciate your consideration of our offer and ask that you advise me of your decision by Monday, September 20, 2010. Should you decide to accept our offer, please indicate your acceptance by signing in the space provided. If not signing the offer letter in person, you may also return to me either by fax at (626) 293-3424, or to our mailing address, 2015 West Chestnut Street, Alhambra, CA 91803.

We believe EMCORE is an outstanding organization and believe you will become a valuable, enthusiastic member of our team. If you have any questions regarding EMCORE or any aspects of this offer, please feel free to contact me at (626) 293-3737.

Sincerely,

EMCORE Corporation

/s/ Monica Van Berkel

Monica Van Berkel
Chief Administrative Officer